UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 5, 2011 (March 30, 2011)

EVERGREEN ENERGY INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-14176	84-1079971
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

1225 17th Street, Suite 1300 Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

(303) 293-2992
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Settlement of C-Lock Inc. litigation

On March 30, 2011,  Evergreen Energy Inc. (the “Company”), entered into a Binding Termsheet with C-Lock Inc. v. C-Lock Technology Inc. (JAMS Arbitration No. 11931) and Evergreen Energy Inc. and C-Lock Technology, Inc. v. Dr. Patrick Zimmerman, Scott Zimmerman and C-Lock, Inc., Case No. 10CV9640 (District Court for the City and County of Denver, Colorado) to settle the two litigations.  All parties agreed to the immediate dismissal of the Arbitration and the Lawsuit with prejudice and each party to bear its own fees and costs.  Additionally, all parties executed broad mutual releases of all claims known and unknown.

Amended and Restated Non-Exclusive Sublicense Agreement

Pursuant to the Binding Termsheet, the parties will enter into a Second Amended and Restated Non-Exclusive Sublicense Agreement (“Second Sublicense”) replacing the existing Amended and Restated Exclusive Sublicense Agreement.  The Second Sublicense provides the Company and C-Lock Technology Inc. (“CLT”) non-exclusive rights to use certain licensed technology in the energy field for an annual fee of $100,000.

The parties also entered into an option agreement giving the Company and CLT the option to enter into a Third Amended and Restated Exclusive Sublicense (“Third Sublicense”), provided such option is exercised by December 31, 2011.  The Third Sublicense would provide the Company and CLT with exclusive rights to certain licensed technology in the energy field for an annual license fee of $250,000, plus a royalty equal to the greater of a) 1% of net sales of the entire GreenCert suit, or b) 3% of net sales of the Greenhouse Gas Calculator alone, to the extent such royalty exceeds $250,000.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evergreen Energy Inc.

Date: April 5, 2011	By: /s/ Diana L. Kubik
Diana L. Kubik
Executive Vice President and Chief Financial Officer

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